CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-271673 on Form S-6 of our report dated July 7, 2023, relating to the financial statements of FT 10824, comprising FTP S&P Dvd Aristocrats Target 25 3Q '23 (FTP S&P Dividend Aristocrats Target 25 Portfolio, 3rd Quarter 2023 Series) and FTP Value Line(R) Target Safety 30 3Q '23 (FTP Value Line(R) Target Safety 30 Portfolio, 3rd Quarter 2023 Series), one of the series constituting the FT Series, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

July 7, 2023